EXHIBIT 99.1

NOT FOR IMMEDIATE RELEASE

Investor:	Media:	Company:
Doug Sherk	Jen Saunders	Jim Klingler, CFO
dsherk@evcgroup.com	jsaunders@evcgroup.com	IR@nasmedical.com
or	(646) 277-8720	(818) 734-8600
Jennifer Beugelmans
jbeugelmans@evcgroup.com
(415) 896-6820

NORTH AMERICAN SCIENTIFIC AND L. MICHAEL CUTRER JOINTLY ANNOUNCE PLANS TO TRANSITION PRESIDENT AND CHIEF EXECUTIVE OFFICER POSITION

Chatsworth, CA - November 2, 2006 — North American Scientific, Inc. (Nasdaq: NASI) today announced that L. Michael Cutrer, the Company’s founder, President and CEO plans to transition the position of President and Chief Executive Officer and to become the Company’s Executive Vice President and Chief Technology Officer. The Board of Directors has formed a committee to immediately initiate a search for his successor. As Chief Technology Officer, Mr. Cutrer would, in addition to other responsibilities, continue to play an active leadership role in the Company’s breast brachytherapy program and to remain a member of the Company’s Board of Directors.

Gary N. Wilner, M.D., Chairman of the Company’s Board of Directors, stated “Mike has expressed his wish to focus on the Company’s breast brachytherapy program as well as other future radiation therapy projects.” Dr. Wilner continued, “We support him in this change of role and have formed a search committee which, with Mike’s active participation, will seek an appropriate successor Chief Executive Officer.”

Mr. Cutrer added, “We have an outstanding business opportunity in breast brachytherapy and I am excited to have the chance to concentrate my efforts in this area and in new product development where I believe I can make the greatest contribution. I intend to the lead the company through a smooth transition and to help us find the most appropriate President and Chief Executive Officer we can. I firmly believe that the Company’s best days are ahead of us all, and I look forward to sharing in that success with all of our stakeholders.”

About North American Scientific

North American Scientific is a leader in radiation therapy products and services in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include radioisotope-based brachytherapy seeds, needles and strands used primarily in the treatment of prostate cancer and marketed under the trade names Prospera®, and SurTRAK™, external beam radiation therapy products for Serial Tomotherapy Intensity Modulated Radiation Therapy (IMRT) and Image-Guided Radiation Therapy (IGRT). Serial tomotherapy IMRT allows an escalated radiation dose to be delivered to a tumor while limiting exposure and damage to nearby healthy tissue. These products are marketed under the trade names nomosSTAT™ and CORVUS® (our proprietary treatment planning software). The Company's IGRT products, BAT®, BATCAM™ and nTRAK™, provide fast and accurate targeting and localization of a treatment volume on a daily basis. More than 500 hospitals and research sites worldwide are equipped with the Company's clinically proven serial tomotherapy, inverse treatment planning, image-guidance and ancillary treatment solutions. Please visit www.nasmedical.com for more information.

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